UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 11, 2012

(Date of earliest event reported)

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13400 NE 20th Street, Suite 44

Bellevue, Washington 98005

(Address of principal executive offices and zip code)

(425) 368-1050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SCOLR PHARMA, INC.

FORM 8-K

Item 1.01.	Entry into a Material Definitive Agreement.

On June 11, 2012, SCOLR Pharma, Inc. (the “Company”) closed the second and final tranche of the previously announced private placement of its 8% Senior Secured Convertible Debentures (the “2012 Debentures”). The Company raised a total of $1,350,000 in the offering. The Company intends to use the net proceeds for working capital and general corporate purposes, primarily in support of its nutritional products business.

The purchase and sale of the 2012 Debentures in the offering was effected pursuant to a Securities Purchase Agreement among the Company and the purchasers of the 2012 Debentures. To proceed with the offering and issuance of the 2012 Debentures, the Company obtained the requisite consent of the holders of its 8% Senior Secured Convertible Debentures issued in June, 2011 (the “2011 Debentures,” and together with the 2012 Debentures, the “Debentures”). Such consent was given pursuant to a Consent, Waiver and Forbearance Agreement under which the requisite holders of the Debentures also waived certain defaults and agreed to forbear from asserting certain remedies under the Debentures and related agreements through June 30, 2013. The 2012 Debentures and the 2011 Debentures mature and become payable in June, 2013.

The closing of the second tranche consisted of the sale of an additional $1,042,000 principal amount of the 2012 Debentures. Two hundred thousand dollars ($200,000) principal amount of the 2012 Debentures was issued in consideration of the cancellation of the principal amount of indebtedness under two Demand Promissory Notes, each dated March 20, 2012 in the original principal amount of $100,000, issued in favor of Michael N. Taglich and Robert Taglich, respectively. As previously disclosed, the Demand Promissory Notes were issued on March 20, 2012 in connection with bridge loans made by Robert Taglich and Michael Taglich to provide the Company with temporary operating capital.

The Debentures, together with accrued and unpaid interest thereon, are convertible at the option of the holders into shares of the Company’s common stock (“Common Stock”) at a conversion price equal to $0.05 per share of Common Stock. Beginning after the date that is six months from the issuance of the applicable Debentures, the Company may cause mandatory conversion of the Debentures following the continuance for 30 consecutive days of certain conditions, including maintenance of a volume weighted average trading price on each day within such 30 day period of $0.25 per share of Common Stock.

The Debentures bear interest at a rate of 8% per annum, compounded quarterly. The Debentures are secured by all the Company’s assets pursuant to the Security Agreement dated June 16, 2011 among the holders of the 2011 Debentures, the Company and CSC Trust Company of Delaware as collateral agent (the “Security Agreement”). The purchasers of the 2012 Debentures were made a party to the Security Agreement pursuant to a Joinder Agreement executed in connection with the issuance of the 2012 Debentures, a copy of which is included as Exhibit 10.3 to this Current Report on Form 8-K. The Company may, at any time and from time to time, upon 10 days prior notice to the holders, pay in cash all or a portion of the accrued and unpaid interest on the Debentures, or may cause conversion of such accrued and unpaid interest in connection with any mandatory conversion.

Taglich Brothers, Inc. (“Taglich Brothers”) acted as placement agent in connection with the offering. The Company paid Taglich Brothers a success fee equal to 7% of the gross proceeds of the sale of the 2012 Debentures. Taglich Brothers also received a warrant to purchase 1,350,000 shares of Common Stock, which is equal to 5% of the total number of shares into which the principal amount of the 2012 Debentures sold in the offering are convertible. The exercise price of the warrant is $0.0625 per share.

This summary of the material terms of the Debentures and related agreements is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, Consent, Waiver and Forbearance Agreement, Joinder to Security Agreement, form of 2012 Debenture and Placement Agent Warrant, copies of which are included as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 of this Current Report.

Item 3.02.	Unregistered Sales of Equity Securities.

Please refer to Item 1.01 of this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated May 4, 2012, among the Company and the purchasers signatory thereto.

10.2	Consent, Waiver and Forbearance Agreement, dated May 4, 2012, among the Company and the requisite holders of the Debentures signatory thereto.

10.3	Joinder to Security Agreement, dated May 4, 2012, among the Company, CSC Trust Company of Delaware, as collateral agent, and the holders of the 2012 Debentures signatory thereto.

10.4	Form of Debenture.

10.5	Placement Agent Warrant, issued June 11, 2012 in favor of Taglich Brothers, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR Pharma, Inc.
(Registrant)

June 15, 2012	By:	/s/ STEPHEN J. TURNER
(Date)		Stephen J. Turner
President and Chief Executive Officer

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